Exhibit 4.1

FOURTH AMENDMENT TO
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This FOURTH AMENDMENT, dated as of July 12, 2019 (this “Amendment”), is to the Fifth Amended and Restated Credit Agreement (as heretofore amended, the “Credit Agreement”), dated as of May 1, 2015 among PENSKE AUTOMOTIVE GROUP, INC., a Delaware corporation (the “Company”), various financial institutions party thereto (the “Lenders”) and MERCEDES-BENZ FINANCIAL SERVICES USA LLC, as agent for the Lenders (the “Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as defined in the Credit Agreement (including as amended hereby).

WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1 AMENDMENTS.    Subject to the terms and conditions hereof and subject to the satisfaction of the conditions precedent set forth in Section 3 of this Amendment, the Credit Agreement is hereby amended as follows:

1.1 Section 1.1 of the Credit Agreement is hereby amended by adding the following terms thereto in appropriate alphabetical sequence:

“Cash Collateralize means to deliver cash collateral to the Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation reasonably satisfactory to the Agent and the Company.  Derivatives of such term have corresponding meanings.”

“Existing Letter of Credit means the Letter of Credit issued on the date hereof.

“Issuing Lender means MBFS in its capacity as the issuer of Letters of Credit and its successors and assigns in such capacity.”

“L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form of Exhibit J.”

“L/C Commitment Amount – see Section 2.1.3.”

“Letter of Credit - see Section 2.1.3.”

“Letter of Credit Fee - see Section 5.3.”

“Fourth Amendment Effective Date means July 15, 2019.”

1.2 The following definitions in Section 1.1 of the Credit Agreement are hereby amended and restated in its entirety to read as follows:

 “Lender - see the Preamble.  References to the “Lenders” shall include the Issuing Lender; for purposes of clarification only, to the extent that MBFS (or any successor Issuing Lender) may

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have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced.”

“Loan Documents means this Agreement, the Notes, the Guaranty, the Letters of Credit and the Collateral Documents.”

“Pro Rata Share means, with respect to any Lender, the percentage which (a) the aggregate amount of such Lender’s Commitments is of (b) the Commitments of all Lenders; provided that, after any of the Commitments have been terminated, “Pro Rata Share” shall mean, as to any Lender, the percentage which the sum of the aggregate principal amount of such Lender’s Revolving Loans plus the participations of such Lender in all Letters of Credit plus the aggregate principal amount of such Lender’s Acquisition Loans is of the sum of the aggregate principal amount of all Revolving Loans plus the Stated Amount of all Letters of Credit plus the aggregate principal amount of all Acquisition Loans.  The Pro Rata Share of each Lender as of the Fourth Amendment Effective Date is set forth on Schedule 2.1.A.”

“Revolving Commitment means, as to any Lender, such Lender’s commitment to make Revolving Loans and/or issue or participate in Letters of Credit under this Agreement.  Each Lender’s Pro Rata Share of the Revolving Commitment Amount and the L/C Commitment Amount as in effect on the Fourth Amendment Effective Date is set forth on Schedule 2.1.A.”

“Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.”

“Termination Date” means the earlier to occur of (a) September 30, 2022 (or any later date that may be established as the Termination Date pursuant to Section 2.5) or (b) such other date on which the Commitments terminate pursuant to Section 6 or 11.”

“Total Outstandings means, at any time, the sum of (a) the Revolving Outstandings plus (b) the Stated Amount of all Letters of Credit plus (c) the Acquisition Outstandings.”

1.3 Section 2.1 of the Credit Agreement is hereby amended by amending and restating the introductory clause thereto in its entirety to read as follows:

“2.1Commitments.  On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make Loans to, and to issue or participate in Letters of Credit for the account of, the Company as follows:”

1.4 Section 2 of the Credit Agreement is hereby amended by adding a new Section 2.1.3 of the Credit Agreement immediately following Section 2.1.2 of the Credit Agreement to read as follows:

“2.1.3L/C Commitment.  (a) The Issuing Lender will issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Lender (each, a “Letter of Credit”), at the request of and for the account of the Company from time to time before the date which is 30 days prior to the Termination Date and (b) as more fully set forth in Section 2.7.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (i) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $50,000,000 (the “L/C Commitment Amount”) and (ii) the Total Outstandings will not, at any time, exceed the Borrowing Base by more than the lesser of (x)

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$300,000,000 and (y) 35% of the Domestic Blue Sky Value at such time.”

1.5 Section 2 of the Credit Agreement is hereby amended by adding a new Section 2.7 of the Credit Agreement immediately following Section 2.6 of the Credit Agreement to read as follows:

“2.7Letter of Credit Procedures.

2.7.1L/C Applications.  The Company shall give notice to the Agent and the Issuing Lender of the proposed issuance of each Letter of Credit (other than the Existing Letter of Credit) on a Business Day which is at least three Business Days (or such lesser number of days as the Agent and the Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit.  Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects reasonably satisfactory to the Agent and the Issuing Lender, together with such other documentation as the Agent or the Issuing Lender may reasonably request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the earlier to occur of (x) one year after the date of issuance thereof and (y) thirty days prior to the scheduled Termination Date) and whether such Letter of Credit is to be transferable in whole or in part.  So long as the Issuing Lender has not received written notice that the conditions precedent set forth in Section 10 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Lender shall issue such Letter of Credit on the requested issuance date.  The Issuing Lender shall promptly advise the Agent and each Lender of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder.  In the event of any inconsistency between the terms of any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

2.7.2Participations in Letters of Credit.  Concurrently with the issuance of each Letter of Credit (or, in the case of the Existing Letter of Credit, on the Effective Date), the Issuing Lender shall be deemed to have sold and transferred to each other Lender, and each other Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such other Lender’s Pro Rata Share, in such Letter of Credit and the Company’s reimbursement obligations with respect thereto.  For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Lender’s “participation” therein.  The Issuing Lender hereby agrees, upon request of the Agent or any Lender, to deliver to the Agent or such Lender a list of all outstanding Letters of Credit issued by the Issuing Lender, together with such information related thereto as the Agent or such Lender may reasonably request.

2.7.3Reimbursement Obligations.  The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Lender for each payment or disbursement made by the Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made.  If any amount of such payment or disbursement is not reimbursed on the date thereof, a Revolving Loan shall be deemed to have been made in such amount and shall bear interest from the date thereof at the interest rate applicable to Revolving Loans.  The Issuing Lender shall notify the Company and the Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Lender to so notify the Company shall not affect the rights of the Issuing Lender or the Lenders in any manner whatsoever.

2.7.4Limitation on Obligations of Issuing Lender.  In determining whether to pay under

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any Letter of Credit, the Issuing Lender shall not have any obligation to the Company or any Lender other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon the Issuing Lender any liability to the Company or any Lender and shall not reduce or impair the Company’s reimbursement obligations set forth in Section 2.7.3 or the obligations of the Lenders pursuant to Section 2.7.5.

2.7.5Funding by Lenders to Issuing Lender.  If the Issuing Lender makes any payment or disbursement under any Letter of Credit and the Company has not reimbursed the Issuing Lender in full for such payment or disbursement by 10:00 A.M., Detroit time, on the date of such payment or disbursement, or if any reimbursement received by the Issuing Lender from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Lender shall be obligated to pay to the Agent for the account of the Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.7.3), and, upon notice from the Issuing Lender, the Agent shall promptly notify each other Lender thereof.  Each other Lender irrevocably and unconditionally agrees to so pay to the Agent in immediately available funds for the Issuing Lender’s account the amount of such other Lender’s Pro Rata Share of such payment or disbursement.  If and to the extent any Lender shall not have made such amount available to the Agent by 2:00 P.M., Detroit time, on the Business Day on which such Lender receives notice from the Agent of such payment or disbursement (it being understood that any such notice received after noon, Detroit time, on any Business Day shall be deemed to have been received on the next following Business Day), (a) the Agent shall be entitled to retain (for the benefit of the Issuing Lender) all interest payments paid by the Company allocable to such Lender’s Pro Rata Share of the unpaid reimbursement obligations for the period from the time such Lender was required to make such amount available to the Agent until such Lender actually makes such amount available or such amount is indefeasibly paid to the Agent by the Company and (b) such Lender agrees to pay to the Issuing Lender forthwith upon demand the greater of (x) all reasonable and actual costs incurred by the Issuing Lender as a result of such failure and (y) interest on such amount for the Issuing Lender’s account, for each day from the date such amount was to have been delivered to the Agent to the date such amount is paid, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  Any Lender’s failure to make available to the Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent such other Lender’s Pro Rata Share of any such payment or disbursement.”

1.6 Section 5.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“5.1Non-Use Fee.  The Company agrees to pay to the Agent for the account of the Lenders a non-use fee (the “Non-Use Fee”) equal to 0.30% per annum (computed for the actual number of days elapsed on the basis of a year of 360 days) of an amount equal to the Commitments (other than Commitments to issue Letters of Credit) less the Total Outstandings.  Such Non-Use Fees shall accrue from and including the Effective Date to and excluding the Termination Date and be payable in arrears (x) at all times prior to the Termination Date, on an annual basis for each year,

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on the 20th day of the next succeeding January and (y) on the Termination Date. Each Lender shall be entitled to receive such Lender’s Pro Rata Share of the Non-Use Fee.”

1.7 Section 5.2 of the Credit Agreement is hereby amended by adding a new clause (c) of the Credit Agreement immediately following clause (b) of Section 5.2 of the Credit Agreement to read as follows:

“(c)Each Lender hereto acknowledges and agrees that the Agent may deduct from the Letter of Credit Fees received by it from the Company an amount equal to 50% of the Letter of Credit Fees payable to such Lender under Section 5.3, and that all payments of Letter of Credit Fees to such Lender by the Agent shall be net of such amount.”

1.8 Section 5.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“5.3Letter of Credit Fee.  The Company agrees to pay to the Agent for the account of the Lenders a fee for each Letter of Credit (the “Letter of Credit Fee”) equal to 1.50% per annum of the undrawn amount of such Letter of Credit.  Such Letter of Credit Fees shall be payable with respect to each Letter of Credit in advance on the date of issuance, increase or extension thereof.  Subject to Section 5.2(c), each Lender shall be entitled to receive such Lender’s Pro Rata Share of the Letter of Credit Fee.”

1.9 Section 5 of the Credit Agreement is hereby amended by adding a new Section 5.4 of the Credit Agreement immediately following Section 5.3 of the Credit Agreement to read as follows:

5.4All Fees.  All fees under this Section 5 are nonrefundable.

1.10 Section 6.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“6.3Mandatory Prepayments.  If at any time (A) the Total Outstandings exceed (B) the sum of (i) the Borrowing Base in effect at such time plus (ii) the lesser of (x) $300,000,000 and (y) 35% of the Domestic Blue Sky Value at such time, the Company shall immediately prepay Loans and/or Cash Collateralize Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.  To the extent Cash Collateral is provided for any Letter of Credit as provided in the immediately preceding sentence, the Agent agrees, upon request of the Company, to release such Cash Collateral if at any time when no Event of Default exists clause (A) of the immediately preceding sentence does not exceed clause (B) of such sentence.”

1.11 Section 7.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.5Proration of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 13.9 and excluding any payment made pursuant to any application of funds arising from the existence of a Defaulting Lender) on account of principal of or interest on any Loan (or on account of its exposure under any Letter of Credit) in excess of its share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such exposure) then held by them, such Lender shall purchase from the other Lenders such participations in the Loans and Letters of Credit held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them;

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provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.”

1.12 Section 9.12 of the Credit Agreement is hereby amended by adding a new clause (c) immediately following clause (b) of Section 9.12 of the Credit Agreement to read as follows:

“(c)Use the Letters of Credit solely for working capital and for other general corporate purposes.”

1.13 Section 10.2 of the Credit Agreement is hereby amended by amending and restating the introductory clause thereof in its entirety to read as follows:

“10.2Conditions.  The obligation (a) of each Lender to make each Loan and (b) of the Issuing Lender to issue each Letter of Credit is subject to the following further conditions that:”

1.14 Section 10.2.1 of the Credit Agreement is hereby amended by amending and restating the introductory clause thereof in its entirety to read as follows:

“10.2.1 Compliance with Warranties, No Default, etc.  Both before and after giving effect to the making of any Loan or the issuance of any Letter of Credit, the following statements shall be true and correct:”

1.15 Section 10.2.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“10.2.2    Confirmatory Certificate.  If requested by the Agent or any Lender, the Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 10.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a warranty by the Company that the conditions precedent set forth in Section 10.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Agent or any Lender may reasonably request in support thereof.”

1.16 Section 11.1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“11.1.1Non-Payment of the Loans, etc.  Default in the payment when due of the principal of any Loan or reimbursement obligation with respect to any Letter of Credit by the Company hereunder; or default, and continuance thereof for five Business Days, in the payment when due of any interest, fee or other amount payable by the Company hereunder or under any other Loan Document.”

1.17 Section 11.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“11.2Effect of Event of Default.  If any Event of Default described in Section 11.1.4 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Loans and all other obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all

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without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Agent (upon written request of the Required Lenders) shall declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind.  The Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration.  Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 11.1.1 or Section 11.1.4 may be waived by the written concurrence of all of the Lenders, and the effect as an Event of Default of any other event described in this Section 11 may be waived by the written concurrence of the Required Lenders (except as provided in Section 13.1).  Any cash collateral delivered hereunder shall be held by the Agent (without liability for interest thereon) and applied to reimbursement obligations under the Letters of Credit.  After the expiration or termination of the Letters of Credit, such cash collateral shall be applied by the Agent to any remaining obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may direct.”

1.18 Section 12.1 of the Credit Agreement is hereby amended by adding “(a)” immediately prior to first sentence thereof and adding a new clause (b) immediately following clause (a) of Section 12.1 of the Credit Agreement to read as follows:

“(b)The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith.  The Issuing Lender shall have all of the benefits and immunities (i) provided to the Agent in this Section 12 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in this Section 12, included the Issuing Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Lender.”

1.19 Section 13.1 of the Credit Agreement is hereby amended by amending and restating the second sentence thereof in its entirety to read as follows:

“No amendment, modification, waiver or consent shall (i) amend, modify or waive Section 7.5, (ii) increase the Revolving Commitment Amount, the L/C Commitment Amount or the Acquisition Commitment Amount, (iii) extend the date for payment of any principal of or interest on the Loans, any reimbursement obligation with respect to any Letter of Credit or any fees payable hereunder, (iv) reduce the principal amount of any Loan, the rate of interest thereon, any reimbursement obligation with respect to any Letter of Credit or any fees payable hereunder, (v) release all or a substantial number of the guarantors from the Guaranty or all or any substantial part of the collateral granted under the Collateral Documents, (vi) amend or modify Section 9.6.1 or Section 9.6.2 so as to reduce the minimum financial ratios set forth therein, (vii) amend or modify Section 9.6.3 or Section 9.6.4 so as to increase the maximum financial ratios set forth therein, (viii) amend or modify Section 9.6.5, (ix) amend, modify or waive Section 11.1.2 to the extent such Section expressly refers to Dealer Financings, (x) amend, modify or waive Section 6.3 or (xi) reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent without, in each case, the consent of all Lenders.”

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1.20 Section 13.1 of the Credit Agreement is hereby amended by adding a new sentence immediately following Section 13.1 of the Credit Agreement to read as follows:

“No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender.”

1.21 Section 13.9.1 of the Credit Agreement is hereby amended by deleting “no assignment and delegation may be made to any Person that does not assign and delegate to such Person an equal Pro Rata Share of the Revolving Commitment Amount and the Acquisition Commitment Amount and all Revolving Loans and Acquisition Loans,” where it appears therein and replacing it in its entirety to read as follows:

“no assignment and delegation may be made to any Person that does not assign and delegate to such Person an equal Pro Rata Share of the Revolving Commitment Amount, the L/C Commitment Amount and the Acquisition Commitment Amount and all Revolving Loans, all Letters of Credit and Acquisition Loans,”

1.22 Section 13.9.2 of the Credit Agreement is hereby amended by amending and restated the first sentence thereof in its entirety to read as follows:

“Any Lender may at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Lender, the Note held by such Lender, the Commitments of such Lender, the interest of such Lender in any Letter of Credit or any other interest of such Lender hereunder (any Person purchasing such participating interest being herein called a “Participant”).”

1.23 A new Schedule 2.1.A is hereby added to the Credit Agreement as set forth on Schedule 2.1.A attached hereto.

1.24 Exhibit J to the Credit Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit J attached hereto.

SECTION 2 REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Agent and the Lenders that:  (a) the representations and warranties made in Section 8 of the Credit Agreement are true and correct on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent relating solely to an earlier date, in which case they were true and correct as of such earlier date); (b) no Event of Default or Unmatured Event of Default exists or will result from the execution of this Amendment; (c) no event or circumstance has occurred since the Effective Date that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; (d) the execution and delivery by the Company of this Amendment and the performance by the Company of its obligations under the Credit Agreement as amended hereby (as so amended, the “Amended Credit Agreement”) (i) are within the corporate powers of the Company, (ii) have been duly authorized by all necessary corporate action, (iii) have received all necessary approval from any governmental authority and (iv) do not and will not contravene or conflict with any provision of any law, rule or regulation or any order, decree, judgment or award which is binding on the Company or any of its Subsidiaries or of any provision of the certificate of incorporation or bylaws or other organizational documents of the Company or of any agreement, indenture, instrument or other document which is binding on the Company or any of its Subsidiaries; and (e) the Amended Credit Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

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SECTION 3 EFFECTIVENESS. This Amendment shall become effective upon the receipt of this Amendment by Agent duly executed by the Company and the Required Lenders.
SECTION 4 MISCELLANEOUS.

4.1 Continuing Effectiveness, etc.  As hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.  All references in the Credit Agreement, the Notes, each other Loan Document and any similar document to the “Credit Agreement” or similar terms shall refer to the Credit Agreement as amended hereby.

4.2 Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

4.3 Expenses. The Company agrees to pay the reasonable costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment.

4.4 Severability of Provisions.  In the event that any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

4.5 Section Headings.  The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Credit Agreement or any provision hereof or thereof.

4.6 Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of New York applicable to contracts made and to be wholly performed within the State of New York.

4.7 Successors and Assigns.  This Amendment shall be binding upon the Company, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Agent and the successors and assigns of the Lenders and the Agent.

4.8 Loan Document. This Amendment is a Loan Document.

[Signatures Immediately Follow]

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Delivered as of the day and year first above written.

PENSKE AUTOMOTIVE GROUP, INC., as Company

By:    /s/ Aaron Michael

Name:  Aaron Michael

Title:  Senior Vice President and Treasurer

MERCEDES-BENZ FINANCIAL SERVICES USA LLC, as Agent and as a Lender

By: /s/ Michele Nowak

Name:  Michele Nowak

Title: Credit Director, National Accounts

TOYOTA MOTOR CREDIT CORPORATION,
as a Lender

By:/s/ Gerald Jules

Name:  Gerald Jules

Title:  National Account Manager

732723622.6 16509377Signature Page to Fourth Amendment

SCHEDULE 2.1.A

FOURTH AMENDMENT EFFECTIVE DATE LENDERS AND PRO RATA SHARES

Lender	Share of Revolving Commitment Amount	Share of L/C Commitment Amount	Pro Rata Share
Mercedes-Benz Financial Services USA LLC	$270,000,000	$30,000,000	60.000000000%
Toyota Motor Credit Corporation	$180,000,000	$20,000,000	40.000000000%
TOTAL	$450,000,000	$50,000,000	100%

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EXHIBIT J

FORM OF L/C APPLICATION

TO:Mercedes-Benz Financial Services USA LLC

36455 Corporate Drive

Farmington Hills, Michigan 48331-3552

Telephone:(248) 991-6581

Facsimile: (877) 887-8604

Attention: Michele Nowak

Ladies and Gentlemen:

We hereby request Mercedes-Benz Financial Services USA LLC, as Issuing Lender under the Credit Agreement referred to below, to establish a Letter of Credit (the “Credit”) for our account as follows:

BENEFICIARY:

APPLICANT:

AMOUNT:

EXPIRY DATE:

AVAILABLE BY SIGHT DRAFTS TO BE ACCOMPANIED BY:

SPECIAL INSTRUCTIONS:

PURPOSE OF CREDIT:

The Credit is subject to the terms and provisions of the Fifth Amended and Restated Credit

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Agreement, dated as of May 1, 2015 (as amended or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, certain financial institutions and the Issuing Lender, to which Credit Agreement reference is hereby made for a statement of the terms and provisions regarding the issuance of Letters of Credit and the reimbursement obligations arising in connection therewith.

The undersigned hereby confirms that, both before and after giving effect to the issuance of the Credit, (a) the representations and warranties of the undersigned and each Subsidiary set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects with the same effect as if made on the date hereof (except to the extent such representations and warranties relate to a specific earlier date) and (b) no Event of Default or Unmatured Event of Default has occurred or is continuing.

Dated this ____ day of ___________, 20__.

PENSKE AUTOMOTIVE GROUP, INC.

By: ___________________

Its:____________________

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